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                           VL DISSOLUTION CORPORATION
                            c/o Cloyses Partners LLC
                            1625 Broadway, Suite 900
                                Denver, CO 80202


October 31, 2003

Dear VL Dissolution Corporation Shareholder,

VL Dissolution Corporation ("VL") has authorized the initial distribution to its shareholders out of the proceeds of the sale of substantially all of its assets to Sirenza Microdevices, Inc. ("Sirenza"). The record date for the distribution was October 6, 2003. On October 31, 2003 VL distributed to each shareholder of record 0.15 shares of Sirenza's common stock for each share of VL's common stock held as of such record date. The enclosed stock certificate for Sirenza common stock constitutes your share of that distribution.

VL did not distribute fractional shares of Sirenza stock, but has instead aggregated all fractional shares that would otherwise have been issuable to its shareholders and sold them for cash. If the distribution rate of Sirenza stock would have resulted in the issuance of a fractional share, you will receive in lieu of such fractional share a check in an amount equal to the product of such fraction multiplied by the market value of the Sirenza stock as of the day the aggregated fractional shares are sold, minus selling expenses.

Since you were a shareholder of record as of October 6, 2003, VL has made the distribution of Sirenza shares (and cash in lieu of fractional shares, if applicable) to you regardless of whether or not you still hold shares of VL stock. However, if you sold your shares before November 3, 2003 (the "Ex-Dividend Date"), you have also sold your right to the distribution. Your sale included an obligation to deliver any shares or cash acquired as a result of this distribution to the buyer of your shares. The buyer should have received an I.O.U. or "due bill" from his or her broker for the Sirenza shares and cash, if applicable, to evidence this obligation. Thus, if you sold or otherwise transferred ownership of any of your shares of VL stock prior to the Ex-Dividend Date, you are not entitled to keep the proceeds of this distribution issued with respect to such shares. You should instead contact your broker for further instructions.

VL received a total of 3,254,657 shares of Sirenza stock in the asset sale, of which it must hold 1,252,368 until March 31, 2004 to satisfy potential indemnity claims by Sirenza. To date, Sirenza has not made any indemnity claims. VL has sold a total of 550,000 shares in order to satisfy liabilities, pay expenses and establish a reserve for future expenses and liabilities. In connection with this initial distribution VL issued (or converted to cash in the case of fractional shares) a total of 1,402,286 shares of Sirenza stock. VL expects to make a second distribution no sooner than after the indemnity period expires on March 31, 2004. That distribution will include the Sirenza shares and cash remaining, if any, after satisfaction of any indemnity claims and other liabilities and wind-up expenses. The timing and amount of that distribution will depend on whether any indemnity claims are made by Sirenza or unanticipated liabilities arise and how long it takes to resolve them, and whether wind-up expenses are consistent with our current


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estimates. Any subsequent distribution will be announced in a press release and will be posted on our website (www.vl-dissolution-corp.com).

This letter contains forward looking statements. In addition to the other factors mentioned in this letter, the amount and timing of additional shareholder distributions could be affected by the potential need to satisfy unanticipated liabilities, higher than expected wind-up expenses, the market price of Sirenza common stock, and other factors. We urge you to consider the risk factors and other information contained in our Proxy Statement/Prospectus dated April 4, 2003, and our annual report on Form 10-K which was filed with the SEC on September 23, 2003.

We appreciate your patience as we work through the wind-up process and prepare for the second distribution of Sirenza stock to you.

Sincerely,

VL Dissolution Corporation
Board of Directors